Exhibit 99.1

Seagen Phase 3 Trial of TUKYSA® (tucatinib) in Combination with Antibody-Drug Conjugate ado-trastuzumab emtansine Meets Primary Endpoint of Progression-Free Survival in Patients with Previously Treated HER2-Positive Metastatic Breast Cancer

BOTHELL, Wash.—August 16, 2023—Seagen Inc. (Nasdaq: SGEN) today announced that the Phase 3 HER2CLIMB-02 clinical trial of TUKYSA® (tucatinib) in combination with the antibody-drug conjugate ado-trastuzumab emtansine (Kadcyla®) met its primary endpoint of progression-free survival (PFS). Patients in the trial had unresectable locally advanced or metastatic human epidermal growth factor receptor 2-positive (HER2-positive) breast cancer and had received previous treatment with a taxane and trastuzumab. Overall survival (OS) data, a secondary endpoint, are not yet mature. Discontinuations due to adverse events were more common in the combination arm of the trial, but no new safety signals emerged for the combination.

“We are encouraged by these results for TUKYSA in combination with Kadcyla® in metastatic HER2-positive breast cancer, including in patients with brain metastases,” said Roger Dansey, President of Research and Development and Chief Medical Officer at Seagen. “We plan to present the HER2CLIMB-02 data at an upcoming medical meeting and discuss the results with the FDA.”

About HER2CLIMB-02

HER2CLIMB-02 is a global, multicenter, randomized, double-blind, placebo-controlled, Phase 3 clinical trial of tucatinib in combination with ado-trastuzumab emtansine (T-DM1) in patients with HER2-positive metastatic or unresectable breast cancer (MBC) who have had prior treatment with a taxane and trastuzumab in any setting. Trial enrollment began in 2019. The primary endpoint of the trial is PFS per Response Evaluation Criteria in Solid Tumors (RECIST) version 1.1 by investigator assessment. OS, PFS by blinded independent committee review (BICR), objective response rate, duration of response, PFS and OS in patients with brain metastases at baseline, and safety and tolerability of the combination regimen are secondary objectives.

About the TUKYSA Breast Cancer Development Program

TUKYSA is currently approved in the U.S. in combination with trastuzumab and capecitabine for adult patients with advanced unresectable or metastatic HER2-positive breast cancer, including patients with brain metastases, who have received one or more prior anti-HER2-based regimens in the metastatic setting. Seagen has a robust development program for TUKYSA, including a study with registrational intent in first-line maintenance with trastuzumab and pertuzumab (HER2CLIMB-05). Seagen is also supporting a cooperative group study in adjuvant high-risk HER2-positive breast cancer in combination with T-DM1.

About HER2-positive Breast Cancer

An estimated 300,590 people will be diagnosed with breast cancer in the United States this year.1 Between 15 and 20 percent of breast cancer cases are HER2-positive, which means tumors have high levels of a protein called HER2 that promotes the growth of cancer cells.2 Up to 50 percent of patients with HER2-positive MBC develop brain metastases over time.3

About TUKYSA (tucatinib)

TUKYSA (tucatinib) is an oral medicine that is a tyrosine kinase inhibitor of the HER2 protein. It is approved in more than 40 countries. Merck, known as MSD outside the U.S. and Canada, has exclusive rights to commercialize TUKYSA in regions outside of the U.S., Canada and Europe.

TUKYSA is approved in the U.S.:

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in combination with trastuzumab and capecitabine for adult patients with advanced unresectable or metastatic HER2-positive breast cancer, including patients with brain metastases, who have received one or more prior anti-HER2-based regimens in the metastatic setting.

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in combination with trastuzumab for adult patients with RAS wild-type, HER2-positive unresectable or metastatic colorectal cancer that has progressed following treatment with fluoropyrimidine-, oxaliplatin- and irinotecan-based chemotherapy. This indication is approved under accelerated approval based on tumor response rate and durability of response. Continued approval for this indication may be contingent upon verification and description of clinical benefit in confirmatory trials.

Important U.S. Safety Information

Warnings and Precautions

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Diarrhea: TUKYSA can cause severe diarrhea including dehydration, hypotension, acute kidney injury, and death. If diarrhea occurs, administer antidiarrheal treatment as clinically indicated. Perform diagnostic tests as clinically indicated to exclude other causes of diarrhea. Based on the severity of the diarrhea, interrupt dose, then dose reduce or permanently discontinue TUKYSA.

In HER2CLIMB, when TUKYSA was given in combination with trastuzumab and capecitabine, 81% of patients who received TUKYSA experienced diarrhea, including 0.5% with Grade 4 and 12% with Grade 3. Both patients who developed Grade 4 diarrhea subsequently died, with diarrhea as a contributor to death. Median time to onset of the first episode of diarrhea was 12 days and the median time to resolution was 8 days. Diarrhea led to TUKYSA dose reductions in 6% of patients and TUKYSA discontinuation in 1% of patients. Prophylactic use of antidiarrheal treatment was not required on HER2CLIMB.

In MOUNTAINEER, when TUKYSA was given in combination with trastuzumab, diarrhea occurred in 64% of patients, including Grade 3 (3.5%), Grade 2 (10%) and Grade 1 (50%).

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Hepatotoxicity: TUKYSA can cause severe hepatotoxicity. Monitor ALT, AST, and bilirubin prior to starting TUKYSA, every 3 weeks during treatment, and as clinically indicated. Based on the severity of hepatotoxicity, interrupt dose, then dose reduce or permanently discontinue TUKYSA.

In HER2CLIMB, 8% of patients who received TUKYSA had an ALT increase >5 × ULN, 6% had an AST increase >5 × ULN, and 1.5% had a bilirubin increase >3 × ULN (Grade ≥3). Hepatotoxicity led to TUKYSA dose reductions in 8% of patients and TUKYSA discontinuation in 1.5% of patients.

In MOUNTAINEER, 6% of patients had a bilirubin increase > 3 × ULN (Grade ≥3), 6% had an AST increase > 5 × ULN, and 4.7% had an ALT increase > 5 × ULN. Hepatotoxicity led to dose reduction of TUKYSA in 3.5% of patients and discontinuation of TUKYSA in 2.3% of patients.

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Embryo-Fetal Toxicity: TUKYSA can cause fetal harm. Advise pregnant women and females of reproductive potential of the potential risk to a fetus. Advise females of reproductive potential, and male patients with female partners of reproductive potential, to use effective contraception during TUKYSA treatment and for 1 week after the last dose.

Adverse Reactions

In HER2CLIMB, serious adverse reactions occurred in 26% of patients; the most common (in ≥2% of patients) were diarrhea (4%), vomiting (2.5%), nausea (2%), abdominal pain (2%), and seizure (2%). Fatal adverse reactions occurred in 2% of patients who received TUKYSA including sudden death, sepsis, dehydration, and cardiogenic shock. Adverse reactions led to treatment discontinuation in 6% of patients who received TUKYSA; the most common (in ≥1% of patients) were hepatotoxicity (1.5%) and diarrhea (1%). Adverse reactions led to dose reduction in 21% of patients who received TUKYSA; the most common (in ≥2% of patients) were hepatotoxicity (8%) and diarrhea (6%). The most common adverse reactions in patients who received TUKYSA (≥20%) were diarrhea, palmar-plantar erythrodysesthesia, nausea, hepatotoxicity, vomiting, stomatitis, decreased appetite, anemia and rash.

In MOUNTAINEER, serious adverse reactions occurred in 22% of patients; the most common (in ≥2% of patients) were intestinal obstruction (7%), urinary tract infection (3.5%), pneumonia, abdominal pain and rectal perforation (2.3% each). Adverse reactions leading to permanent discontinuation of TUKYSA occurred in 6% of patients; the most common (in ≥2% of patients) was increased ALT (2.3%). Adverse reactions leading to dosage interruption occurred in 23% of patients; the most common (in ≥3% of patients) were increased ALT and diarrhea (3.5% each). Adverse reactions leading to dose reduction occurred in 9% of patients; the most common (in ≥2% of patients) were increased ALT and diarrhea (2.3% each). The most common adverse reactions (≥20%) in patients treated with TUKYSA and trastuzumab were diarrhea, fatigue, rash, nausea, abdominal pain, infusion-related reactions and pyrexia. Other adverse reactions (<10%) include epistaxis (7%), weight decreased (7%), oropharyngeal pain (5%), oral dysesthesia (1%) and stomatitis (1%).

Lab Abnormalities

In HER2CLIMB, Grade ≥3 laboratory abnormalities reported in ≥5% of patients who received TUKYSA were decreased phosphate, increased ALT, decreased potassium, and increased AST. The mean increase in serum creatinine was 32% within the first 21 days of treatment with TUKYSA. The serum creatinine increases persisted throughout treatment and were reversible upon treatment completion. Consider alternative markers of renal function if persistent elevations in serum creatinine are observed.

In MOUNTAINEER, Grade ≥3 laboratory abnormalities reported in ≥5% of patients who received TUKYSA were decreased lymphocytes, decreased sodium, increased AST, and increased bilirubin. The mean increase in serum creatinine was 32% within the first 21 days of treatment with TUKYSA. The serum creatinine increases persisted throughout treatment and were reversible in 87% of patients with values outside normal lab limits upon treatment completion. Consider alternative markers of renal function if persistent elevations in serum creatinine are observed.

Drug Interactions

•	Strong CYP3A/Moderate CYP2C8 Inducers: Concomitant use may decrease TUKYSA activity. Avoid concomitant use of TUKYSA.

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Strong or Moderate CYP2C8 Inhibitors: Concomitant use of TUKYSA with a strong CYP2C8 inhibitor may increase the risk of TUKYSA toxicity; avoid concomitant use. Increase monitoring for TUKYSA toxicity with moderate CYP2C8 inhibitors.

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CYP3A Substrates: Concomitant use may increase the toxicity associated with a CYP3A substrate. Avoid concomitant use of TUKYSA with a CYP3A substrate, where minimal concentration changes may lead to serious or life-threatening toxicities. If concomitant use is unavoidable, decrease the CYP3A substrate dosage.

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P-gp Substrates: Concomitant use may increase the toxicity associated with a P-gp substrate. Consider reducing the dosage of P-gp substrates where minimal concentration changes may lead to serious or life-threatening toxicities.

Use in Specific Populations

•	Lactation: Advise women not to breastfeed while taking TUKYSA and for 1 week after the last dose.

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Renal Impairment: Use of TUKYSA in combination with capecitabine and trastuzumab is not recommended in patients with severe renal impairment (CLcr < 30 mL/min), because capecitabine is contraindicated in patients with severe renal impairment.

•	Hepatic Impairment: Reduce the dose of TUKYSA for patients with severe (Child-Pugh C) hepatic impairment.

For more information, please see the full Prescribing Information for TUKYSA here.

About Seagen

Founded 25 years ago, Seagen Inc. is a global biotechnology company that discovers, develops, manufactures and commercializes targeted cancer therapeutics, with antibody-drug conjugates (ADCs) at our core. Our colleagues work together with urgency to improve and extend the lives of people living with cancer. An ADC technology trailblazer, approximately one-third of FDA-approved and marketed ADCs use Seagen technology. Seagen is headquartered in Bothell, Washington and has locations in California, Canada, Switzerland and across Europe. For additional information, visit seagen.com and follow us on Twitter and LinkedIn.

Forward-Looking Statements

Certain statements made in this press release are forward looking, such as those, among others, relating to the therapeutic potential of TUKYSA, its safety, efficacy and therapeutic uses and plans to discuss the data from the HER2CLIMB-02 trial with the FDA. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include without limitation the possibility that data from the HER2CLIMB-02 trial may not be sufficient to support any regulatory approvals; adverse events, including the potential for newly-emerging safety signals; adverse regulatory actions; delays, setbacks or failures in product development activities, the submission of regulatory applications and the regulatory review process for a variety of reasons, including without limitation the inherent difficulty and uncertainty of pharmaceutical product development; possible required modifications to clinical trials; the inability to provide information and institute safety mitigation measures as may be required by the FDA or other regulatory authorities from time to time; failure to properly conduct or manage clinical trials; and failure of clinical results to support continued development or regulatory approvals. More information about the risks and uncertainties faced by Seagen is contained under the caption “Risk Factors” included in Seagen’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, and Seagen’s subsequent reports, filed with the Securities and Exchange Commission. Seagen disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise except as required by applicable law.

Kadcyla® (ado-trastuzumab-emtansine) is a registered trademark of Genentech, a member of the Roche Group.

For Media

David Caouette

(310) 430-3476

dcaouette@seagen.com

For Investors

Doug Maffei

(425) 527-4160

dmaffei@seagen.com

[1]	American Cancer Society. Cancer Statistics Center. 2023 Statistics.

https://cancerstatisticscenter.cancer.org/?_gl=1*fpr3v6*_ga*NjMxOTA1ODkzLjE2ODg4NTQ0MTI.*_ga_12CJLLFFQT* MTY4ODg1NDQxMS4xLjEuMTY4ODg1NDU0My4wLjAuMA..&_ga=2.246019588.1877360464.1688854412-631905893.1688854412#!/. Accessed July 2023.

[2]	American Cancer Society. Breast Cancer HER2 Status. https://www.cancer.org/cancer/breast-cancer/understanding-a-breast-cancer-diagnosis/breast-cancer-her2-status.html. Accessed July 2023.
[3]	Garcia-Alvarez, Oliveira. NCBI. Brain Metastases in HER2-Positive Breast Cancer: Current and Novel Treatment Strategies. doi: 10.3390/cancers13122927. Accessed July 2023.